Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                August 6, 2015
Unaudited Second Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                   Press Contact: G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                         (317) 636-9800
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR THE QUARTER AND SIX MONTHS

Carmel, Indiana, August 6, 2015—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax operating income, defined as net income before investment gains and losses, of $6.5 million, or $.43 per share, for the second quarter of 2015 compared to $4.1 million, or $.27 per share, during the second quarter of 2014. Net investment losses for the second quarter of 2015, which include both realized and unrealized gains in the Company's limited partnership investments, were $0.8 million after tax, or ($.05) per share, compared to net investment gains of $5.3 million, or $.35 per share, in the same quarter of 2014. In total, net income for the quarter was $5.7 million, or $.38 per share, which compares to $9.3 million, or $.62 per share, for the prior year's second quarter.
After tax operating income for the first six months of 2015 totaled $10.3 million, or $.68 per share, compared to $7.8 million, or $.52 per share, for the prior year period.  Net investment gains for the six months of 2015 were $1.7 million after tax, or $.11 per share, compared to net investment gains of $7.9 million, or $.53 per share, during the same period of 2014. In total, net income of $12.0 million, or $.79 per share, compares to $15.7 million, of $1.05 per share, for the prior year period.
Premiums written by the Company's insurance subsidiaries for the quarter were $92.8 million, 2.4% lower than the $95.1 million written during the second quarter of 2014.  The decrease was driven by the continuing, planned reductions in the Company's reinsurance, personal auto and professional liability exposures, in line with previously announced strategic initiatives.  A 7.3%, or $5.8 million,  increase in premiums written in Fleet Transportation products substantially offset the reductions.  Premium written for the six months of 2015 totaled $189.8 million, level with the record six month total of $189.9 million during the first six months of 2014, with product group increases and decreases similar to those experienced in the second quarter.
Net premium earned for the second quarter of 2015 was $65.5 million, 4% higher than last year's second quarter total of $62.9 million.  For the six months, earned premium also increased 4% to a record six month total of $131.9 million.
Underwriting operations produced a consolidated combined ratio for the second quarter of 90.1%, before consideration of fee income. Including fee income, underwriting income was $6.9 million, producing a combined ratio of 89.5%. The Property and Casualty Insurance segment combined ratio was 89.2%, including fee income, and the Reinsurance segment combined ratio was 92.4%.  For the six months, the consolidated combined ratio was 93.0% before consideration of fee income, and 92.4% including fees, producing $10.1 million in pre-tax underwriting income.  The Property and Casualty Insurance segment combined ratio was 92.4%, including fee income, and the Reinsurance segment combined ratio was 91.9%.

Pre-tax investment income increased 39% compared to the second quarter of 2014 and 3% over the first quarter of 2015 reflecting  higher average bond and dividend yields and increases in average funds invested resulting from positive cash flow.  For the six months, pre-tax investment income increased 30% compared to the prior year period.
Book value per share increased $.13 per share during the second quarter, after the payment of $.25 per share in regular cash dividends.  For the six months ended June 30, 2015, book value per share has increased $.31 after the payment of cash dividends to shareholders totaling $.50 per share.  The combination of the increase in book value and dividends represents a 3.0% total return on beginning book value for the six months.

Conference Call Information:
Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, August 6, 2015, at 11:00 AM ET (New York time) to discuss results for the second quarter ended June 30, 2015.
To participate via teleconference, investors may dial 1-888-438-5519 (U.S./Canada) or 1-719-325-2464 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through August 13, 2015 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 2829779. Investors and interested parties may also listen to the call via a live webcast, accessible on the company's web site via a link at the top of the main Investor Relations page. To participate in the webcast, please register at least fifteen minutes prior to the start of the call. The webcast will be archived on this site until February 5, 2016. The webcast may be accessed directly at: http://public.viavid.com/player/index.php?id=114930.
Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014

Operating revenue	$69,848	$66,727	$140,406	$134,217
Net investment gains (losses)	(1,166)	8,089	2,577	12,159

Total revenue	$68,682	$74,816	$142,983	$146,376

Operating income	$6,476	$4,082	$10,286	$7,798
Net investment gains (losses),
net of federal income taxes	(758)	5,258	1,675	7,903

Net income	$5,718	$9,340	$11,961	$15,701

Per share data - diluted:
Average number of shares	15,025	14,971	15,025	14,971

Operating income	$.43	$.27	$.68	$.52
Net investment gains (losses)	(.05)	.35	.11	.53

Net income	$.38	$.62	$.79	$1.05

Dividends paid to shareholders	$.25	$.25	$.50	$.50

Comprehensive income, net of tax
Net income	$5,718	$9,340	$11,961	$15,701
Unrealized net gains (losses) on securities	(162)	5,117	974	10,300
Foreign currency translation adjustments	106	371	(673)	(130)
Comprehensive income	$5,662	$14,828	$12,262	$25,871

Annualized:
Total Value Creation [1]	5.7%	15.2%	6.1%	13.5%

Return on average shareholders' equity:
Operating income	7.4%	4.8%	5.9%	4.6%
Net income	6.5%	11.0%	6.8%	9.3%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	90.1%	94.4%	93.0%	94.8%
Including fee income	89.5%	93.7%	92.4%	94.1%

[1] Total Value Creation is the summation of the increase in book value plus dividends paid divided by beginning book value.